Exhibit 99.1

For Immediate Release	Xerox Corporation
45 Glover Avenue
P.O. Box 4505
Norwalk, CT 06856-4505

tel +1-203-968-3000

Xerox Updates First-Quarter 2009 Earnings Expectations

NORWALK, Conn., March 20, 2009 – Due to the increasingly more challenging global economic environment, Xerox Corporation (NYSE: XRX) today lowered its first-quarter 2009 earnings expectations to a range of 3 cents to 5 cents per share from a range of 16 cents to 20 cents per share.

The reduction includes a 6 cent impact from Xerox’s share of Fuji Xerox’s restructuring and a lower than expected Fuji Xerox profit contribution with the balance resulting from an industry-wide slowdown in technology spending, putting pressure on revenue and earnings. Xerox’s total revenue in January and February declined 18 percent including a 5 point currency impact, largely due to lower sales of equipment and printer-based supplies.

“While Xerox remains the prominent player in our industry with number-one revenue share, we expect that enterprise spending on technology will continue to decline this year,” said Anne Mulcahy, Xerox chairman and chief executive officer. “Through our expanded distribution, we’re confident we’ll continue to grow market share even in this challenging environment. At the same time, we’re expediting further cost savings that help to offset the economic impact on revenue while fueling our operating cash flow.”

The company said it is on track to deliver $250 million in savings throughout this year from previous restructuring actions, and has identified an additional $300 million in cost and expense reductions that will flow through to earnings and cash generation.

Xerox is decreasing its total debt during the first quarter and plans continued debt reduction during the year. With access to a $2 billion line of credit, the company also said it would access the credit markets only on an opportunistic basis.

“All our decisions are aligned with ensuring we have the financial flexibility to navigate well through these turbulent times while positioning the company for growth when the economy improves, building on our industry leadership in document technology and services,” said Mulcahy.

Xerox is scheduled to announce first-quarter earnings on April 24, at which time it will update its guidance for full-year 2009.

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Media Contacts:

Carl Langsenkamp, Xerox Corporation, +1-585-423-5782, carl.langsenkamp@xerox.com

Christa Carone, Xerox Corporation, +1-203-849-2417, christa.carone@xerox.com

Note: This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to: the unprecedented volatility in the global economy; the risk that unexpected costs will be incurred; the outcome of litigation and regulatory proceedings to which we may be a party; actions of competitors; changes and developments affecting our industry; quarterly or cyclical variations in financial results; development of new products and services; interest rates and cost of borrowing; our ability to protect our intellectual property rights; our ability to maintain and improve cost efficiency of operations, including savings from restructuring actions; changes in foreign currency exchange rates; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the foreign countries in which we do business; reliance on third parties for manufacturing of products and provision of services; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our 2008 Annual Report filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

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